Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of March 17, 2016 (the "Effective Date"), by and between BKFS I MANAGEMENT, INC., a Delaware corporation (the "Company"), and KIRK LARSEN (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of April 23, 2015 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Section 3 of the Agreement is deleted and the following shall be inserted in lieu thereof: “Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated.”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BKFS I MANAGEMENT, INC. By: /s/ Michael L. Gravelle Its: Executive Vice President, General Counsel and Corporate Secretary
KIRK LARSEN /s/ Kirk T. Larsen